COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS NEW JERSEY INTERMEDIATE MUNICIPAL BOND FUND
AND THE LEHMAN BROTHERS 10-YEAR MUNICIPAL BOND INDEX


EXHIBIT A:


            LEHMAN BROTHERS
 PERIOD         10-YEAR           DREYFUS NEW JERSEY
               MUNICIPAL             INTERMEDIATE
             BOND INDEX *         MUNICIPAL BOND FUND

6/26/92                10,000                     10,000
3/31/93                10,898                     10,894
3/31/94                11,205                     11,277
3/31/95                12,048                     11,891
3/31/96                13,116                     12,734
3/31/97                13,800                     13,224
3/31/98                15,233                     14,305
3/31/99                16,188                     15,027

* Source: Lehman Brothers